EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Modified Guaranteed Annuity Contracts and Participating Interests Therein	415(a)(6)	$46,824,910	N/A	$46,824,910	N/A	N/A	Form S-3	333-263529	3/15/2022	$4,340
			Total Offering Amounts			46,824,910		$0
			Total Fees Previously Paid					$0
			Total Fee Offsets					$0
			Net Fee Due					$0

An indeterminate number or amount of interests that may from time to time be issued at indeterminate prices in U.S. dollars. Units of interest are only sold in U.S. dollar amounts. The maximum aggregate offering price is estimated solely for the purposes of determining the registration fee.